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                        MERRILL LYNCH INVESTMENT PARTNERS INC.
                                        [LOGO]



                                   ML JWH STRATEGIC
                                 ALLOCATION FUND L.P.



                            MONTHLY STATEMENT AUGUST 1998

                                 [MERRILL LYNCH LOGO]

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                        ML JWH STRATEGIC ALLOCATION FUND L.P.


The Net Asset Value per Unit of ML JWH Strategic Allocation Fund L.P. (the "Fund") increased 9.68% in August to $143.13 per Unit on August 31, 1998 from $130.50 on July 31, 1998.

FOR THE EXCLUSIVE USE OF INVESTORS IN ML JWH STRATEGIC ALLOCATION FUND L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE CURRENT PROSPECTUS, AS SUPPLEMENTED, TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.


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                        ML JWH STRATEGIC ALLOCATION FUND L.P.
                                   AUGUST 31, 1998
                                 STATEMENT OF CHANGES
                                  IN NET ASSET VALUE
                                     (UNAUDITED)


Net Asset Value (1,474,161 Units) at                              $192,375,916
  July 31, 1998
Additions of 275,394 Units                                          35,938,917
Net Income/(Loss) for August 1998                                   22,093,717
Redemptions of 24,318 Units                                         (3,480,635)
                                                                  ------------
Net Asset Value (1,725,237 Units) at
  August 31, 1998                                                 $246,927,915)
                                                                  ------------
                                                                  ------------
Net Asset Value per Unit at
  August 31, 1998                                                 $     143.13
                                                                  ------------
                                                                  ------------

-------------------------------------------------------------------------------

                              STATEMENT OF INCOME/(LOSS)
                                     (UNAUDITED)

                                                                     August
                                                                  ------------
Revenues:
  Realized Profit/(Loss)                                          $  2,377,294
  Change in Unrealized Profit/(Loss)                                22,240,088
                                                                  ------------
Total Trading Results                                               24,617,382
  Interest Income                                                    1,024,156
                                                                  ------------
Total Revenues                                                      25,641,538

Expenses:
  Brokerage Commissions                                              1,640,981
  Administrative Fees                                                   52,935
                                                                  ------------
Total Expenses                                                       1,693,916
                                                                  ------------
Income/(Loss) Before Special Profit
  Share Allocation and Minority Interest                            23,947,622
                                                                  ------------
Minority Interest                                                      (12,674)
Special Profit Share Allocation                                     (1,841,231)
                                                                  ------------
Net Income/(Loss)                                                 $ 22,093,717
                                                                  ------------
                                                                  ------------

TO THE BEST OF THE KNOWLEDGE AND BELIEF OF THE UNDERSIGNED THE INFORMATION CONTAINED IN THIS REPORT IS ACCURATE AND COMPLETE.


                                        /s/ Jo Ann Di Dario
                                        ----------------------------------------
                                        Jo Ann Di Dario
                                        Chief Financial Officer
                                        MERRILL LYNCH INVESTMENT PARTNERS INC.

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Please notify the following of any address changes:

MERRILL LYNCH INVESTMENT PARTNERS INC.
Merrill Lynch World Headquarters
South Tower
World Financial Center
New York, New York  10080-6106
                                                                         JWHSDOM